Exhibit 99.1

NEWS FROM:

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES AT-THE-MARKET OFFERING PROGRAM

NEW YORK, NEW YORK (May 10, 2018) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that it has filed a prospectus supplement under which it may issue and sell, from time to time, up to an aggregate of $30 million of its common stock (“Common Stock”) under an “at-the-market” equity offering program (the “ATM Program”) through Robert W. Baird & Co. Incorporated. Sales of Common Stock, if any, under the ATM Program would be made in offerings as defined in Rule 415 of the Securities Act of 1933, as amended. Griffin expects to use net proceeds, if any, from the ATM Program over time for acquisitions of target properties consistent with Griffin’s investment strategies, repayment of debt and for general corporate purposes. Griffin currently does not intend to issue Common Stock under the ATM Program in the near term.

A registration statement on Form S-3 relating to shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and is effective. A copy of the prospectus included in the registration statement may be obtained on the SEC’s website at www.sec.gov.  The prospectus supplement relating to the ATM Program described above has been filed with the SEC and will be available on the SEC’s web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy the securities discussed herein, nor shall there be any offer, solicitation or sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements include statements about sales of Common Stock to be made pursuant to the ATM Program, including the timing of such sales, and the potential use of proceeds from the sales of Common Stock under such ATM Program. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of events set forth in these statements include the risk that Griffin may not complete sales of Common Stock under the ATM Program on favorable terms, or at all, and the important factors described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.